EXHIBIT 9

                      SERIES B PREEMPTIVE RIGHTS AGREEMENT


     THIS SERIES B PREEMPTIVE RIGHTS AGREEMENT (this "Agreement") is made as of August 20, 2002 by and among Evolve Software, Inc., a Delaware corporation (the "Company"), and the entities listed on the signature pages hereto (the "Stockholders").

                                    RECITALS

     A. The Company and each purchaser of Series B Preferred Stock of the Company (the "Series B Purchasers") have entered into that certain Series B Preferred Stock Purchase Agreement dated August 20, 2002 (the "Series B Purchase Agreement"), pursuant to which the Company has agreed to sell, and such purchasers have agreed to purchase up to an aggregate of 700,000 shares of Series B Preferred Stock of the Company (the "Series B Preferred Stock").

     B. In order to induce the Series B Purchasers to enter into the Series B Purchase Agreement, the Company wishes to grant to the Series B Purchasers the rights set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Preemptive Rights.

     The Company hereby grants to each Stockholder a right (the "Preemptive Right") to purchase all or any part of its Pro Rata Share of any New Securities (as hereinafter defined) that the Company may, from time to time, propose to sell and issue. For purposes of this Section 1, "Pro Rata Share" shall mean the ratio of (x) the sum of the number of shares of Common Stock of the Company (the "Common Stock") issued or issuable upon the conversion of all shares of Series A Preferred Stock of the Company (the "Series A Preferred Stock") and Series B Preferred Stock of the Company (together with the Series A Preferred Stock, the "Preferred Stock") held by such Stockholder plus the number of shares of Common Stock issued or issuable upon conversion of Preferred Stock issuable or issued upon conversion of outstanding warrants to purchase Series A Preferred Stock issued to such Stockholder by the Company pursuant to the Series A Purchase Agreement (as defined below) and held by such Stockholder, plus the number of shares of Common Stock issuable or issued upon the exercise of warrants to purchase Common Stock issued to such Stockholder by the Company pursuant to the Series A Purchase Agreement and held by such Stockholder, to
(y) the sum of the total number of shares of Common Stock then outstanding plus the total number of shares of Common Stock issuable upon the conversion or exchange of the total number of shares of Preferred Stock and other securities convertible into or exchangeable or exercisable for Common Stock (whether directly or indirectly) then outstanding. This Preemptive Right shall be subject to the following provisions:

     a. "New Securities" shall mean any capital stock of the Company, whether or not authorized on the date hereof; provided, however, that "New Securities" shall not include the following:

          (i) shares of capital stock of the Company issuable upon conversion or exercise of any currently outstanding securities or any New Securities issued in accordance with this Agreement;

          (ii) securities issuable pursuant to the Series B Purchase Agreement or upon the exercise or conversion of any security issued pursuant to the Series B Purchase Agreement or the Series A Purchase Agreement dated September 23, 2001 between the Company and certain of the Stockholders (the "Series A Purchase Agreement");

          (iii) securities issued to officers, directors or employees of, or consultants to, the Company pursuant to a stock grant, option plan or purchase plan or other stock incentive program, including without limitation sales of shares to such persons pursuant to restricted stock purchase agreements approved by the Board of Directors of the Company;

          (iv) securities issued as a dividend or distribution on Preferred Stock or in connection with any stock split, stock dividend or similar transaction;

          (v) securities issued upon exercise or conversion of warrants to purchase shares of Common Stock issued in connection with (1) equipment lease financing transactions with institutions regularly engaged in equipment leasing or (2) bank lending, if such transactions are approved by the Board of Directors of the Company, and the issuance of such warrants is not principally for the purpose of raising additional equity capital for the Company; provided however that the number of shares of New Securities so excluded in any fiscal year of the Company shall not exceed 0.5% of the number of shares of Common Stock outstanding and the number of New Securities so excluded in the aggregate shall not exceed 1.5% of the number of shares of Common Stock outstanding, in each case determined as of the date of issuance of such New Securities, after giving effect to the conversion of all outstanding shares of Preferred Stock and other securities convertible into Common Stock, unless such grants are approved by a majority of the present and voting directors of the Company elected by the holders of Preferred Stock;

          (vi) securities issued to customers, vendors or joint venture partners or in connection with other strategic alliances approved by the Board of Directors which involve the grant of licenses or localization, distribution, OEM, bundling, manufacturing or resale rights with respect to the Company's products or technology; provided that the aggregate number of shares of Common Stock so issued subsequent to the date hereof shall not exceed 2,000,000 shares (as adjusted for stock splits, stock dividends and similar events);

          (vii) securities issued in a firm-commitment underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, provided that the Company shall have used its best efforts to make a Pro Rata Share of such securities available to each Stockholder;

          (viii) securities issued pursuant to a business combination transaction or acquisition of technology or other assets of another business; and

          (ix) securities issued by way of dividend or other distribution on shares excluded from the definition of New Securities by the foregoing clauses
(i), (ii), (iii), (iv), (v), (vi) (vii) and (viii), provided that such issuance is made (x) pursuant to obligations of the Company established in connection with the original issuance of such securities or (y) to all holders of the Company's outstanding capital stock in proportion to the number of shares held.

     b. Notice. In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice (the "Notice") of its intention, describing the type of New Securities, the price, and the material terms and conditions upon which the Company proposes to issue the same to any person. Such Stockholder shall have fifteen (15) business days after issuance of such notice to agree to purchase all or any portion of its Pro Rata Share of such New Securities at the price and upon the terms specified in the notice (which terms shall be no less favorable than those offered to the third party purchaser) by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     c. Sale by Company. In the event that any New Securities subject to the Preemptive Right are not purchased by a Stockholder within the period specified above, the Company shall have one hundred twenty (120) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities that had been subject to the Preemptive Right shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities with respect to which the rights of the Stockholders were not exercised at a price and upon terms and conditions, including manner of payment, no more favorable to the purchasers thereof than specified in the Notice. In the event the Company has not sold all offered New Securities within such one hundred twenty
(120) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering a portion of such New Securities to the Stockholders in the manner provided above.

     d. Termination. Each Stockholder's rights pursuant to this Section 1 shall terminate and be without further effect upon such time as such Stockholder (together with its affiliates) holds less than 10% of the total number of shares of Common Stock, after giving effect to the conversion of all shares of Preferred Stock and other securities of the Company convertible into or exchangeable for Common Stock.


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

     2. Termination of Rights under Prior Preemptive Rights Agreement. Each Stockholder hereby agrees that this Agreement supersedes the Preemptive Rights Agreement dated October 9, 2001 by and among the Company and certain holders of Series A Preferred Stock of the Company (the "Prior Agreement") and each Stockholder hereby waives any and all of rights held by such Stockholder pursuant to the Prior Agreement.

     3. Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective upon personal delivery or on the first business day after deposit with a guaranteed overnight messenger service or on the fifth business day after deposit in the U.S. mail, registered or certified, with postage prepaid and properly addressed to the party to be notified or, if by facsimile, on the first business day after receipt of the appropriate confirmation of receipt. Mailed notices shall be addressed, and sent, (i) if to the Company, at 1400 65th Street, Suite 100, Emeryville, California 94608, Attention: General Counsel and (ii) if to a Purchaser, at such Purchaser's address as reflected on the signature pages hereto.

     4. Severability. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be effected thereby, provided that not such severability shall be effective if it causes a material detriment to any party.

     5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between Delaware residents entered into and to be performed entirely within the State of Delaware.

     6. Amendment. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the (i) Company and (ii) the party to be charged with such amendment, waiver or modification.

     7. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such parts, and all of which together shall constitute one instrument.

     8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties regarding the subject matter hereof.


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



     IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement effective upon the date set forth above.

                                     "COMPANY"

                                     EVOLVE SOFTWARE, INC.


                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------


                                     "PURCHASER"


                                     Signature:
                                               ---------------------------------

                                     Name of Signer:
                                                    ----------------------------

                                     Name of Purchaser:
                                                       -------------------------

                                     Address:
                                             -----------------------------------



             SIGNATURE PAGE TO SERIES B PREEMPTIVE RIGHTS AGREEMENT